Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Cathy Maloney

                Vice President, IR

                508-651-6650

                cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS SECOND QUARTER RESULTS

August 19, 2003, Natick, MA — BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income of $22.0 million, or $.32 per diluted share, for its second quarter ended August 2, 2003. These amounts included a post-tax gain of $0.4 million, or slightly less than $.01 per diluted share, as a result of reducing the Company’s reserves for House2Home lease obligations. (See notes to attached financial statements.) In last year’s second quarter, the Company reported net income of $35.9 million, or $.50 per diluted share.

Net income of $33.2 million, or $.48 per diluted share, for the first half of 2003 included a charge of $1.3 million, or $.02 per diluted share, for the cumulative effect of adopting Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” and a post-tax gain of $1.1 million, or approximately $.02 per diluted share, as a result of reducing the Company’s reserves for House2Home lease obligations. For the first half of 2002, the Company reported net income of $59.0 million, or $.82 per diluted share.

Net sales for the second quarter rose 13.9% to $1.64 billion from $1.44 billion recorded in 2002. For the first half, net sales increased 14.7% to $3.08 billion from $2.69 billion for the first half of 2002. Comparable club sales increased 6.6% for the second quarter, including a 3.6% contribution from gasoline sales, and increased 6.2% for the first half of 2003, including a 4.1% contribution from sales of gasoline.

Commenting on second quarter results, BJ’s president and CEO Mike Wedge said, “Sales and earnings for the second quarter came within the guidance we provided at the end of the first quarter. During the quarter we continued to execute to the strategic plan outlined at the beginning of the year and are encouraged by recent sales trends.”

-More-

Conference Call on Second Quarter Financial Results

As previously announced, BJ’s management will hold a conference call to discuss the second quarter financial results and the outlook for the second half of 2003 today at 8:30 a.m. Eastern Time. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented, if any), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or listen to an archive of the call, which will be available for approximately 13 weeks following the call.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The company currently operates 144 clubs and 74 gas stations compared with 138 clubs and 62 gas stations one year ago. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

- See Financial Tables -

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2, 2003	August 3, 2002	August 2, 2003	August 3, 2002
Net sales	$1,640,544	$1,439,947	$3,082,215	$2,686,316
Membership fees and other	34,455	32,289	68,027	63,631

Total revenues	1,674,999	1,472,236	3,150,242	2,749,947

Cost of sales, including buying and occupancy costs	1,511,441	1,306,021	2,848,986	2,446,496
Selling, general and administrative expenses	126,257	102,700	240,173	197,579
Preopening expenses	1,659	3,515	5,648	6,813

Operating income	35,642	60,000	55,435	99,059
Interest income (expense), net	(22)	212	(90)	510
Gain (loss) on contingent lease obligations	422	(1,335)	1,236	(2,752)

Income from continuing operations before income taxes and cumulative effect of accounting principle changes	36,042	58,877	56,581	96,817
Provision for income taxes	13,932	22,527	21,802	37,034

Income from continuing operations before cumulative effect of accounting principle changes	22,110	36,350	34,779	59,783
Loss from discontinued operations, net of income tax benefit	(144)	(451)	(293)	(830)

Income before cumulative effect of accounting principle changes	21,966	35,899	34,486	58,953
Cumulative effect of accounting principle changes	—	—	(1,253)	—

Net income	$21,966	$35,899	$33,233	$58,953

Income per common share:
Basic earnings per share:
Income from continuing operations before cumulative effect of accounting principle changes	$0.32	$0.51	$0.50	$0.84
Loss from discontinued operations	—	—	—	(0.01)
Cumulative effect of accounting principle changes	—	—	(0.02)	—

Net income	$0.32	$0.51	$0.48	$0.83

Diluted earnings per share:
Income from continuing operations before cumulative effect of accounting principle changes	$0.32	$0.51	$0.50	$0.83
Loss from discontinued operations	—	(0.01)	—	(0.01)
Cumulative effect of accounting principle changes	—	—	(0.02)	—

Net income	$0.32	$0.50	$0.48	$0.82

Number of common shares for earnings per share computations:
Basic	69,322,159	70,898,498	69,305,399	71,122,845
Diluted	69,541,598	71,907,531	69,444,819	72,218,903
Pro forma amounts assuming accounting principle changes are applied retroactively:
Net income	$21,966	$35,758	$34,486	$58,685

Basic earnings per common share	$0.32	$0.50	$0.50	$0.83

Diluted earnings per common share	$0.32	$0.50	$0.50	$0.81

Clubs in operation—end of period	144	138

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	August 2, 2003	August 3, 2002
ASSETS
Current assets:
Cash and cash equivalents	$44,919	$29,087
Accounts receivable	60,956	55,085
Merchandise inventories	652,406	632,165
Current deferred income taxes	18,195	28,920
Prepaid expenses	16,640	14,933

Total current assets	793,116	760,190
Property, net of depreciation	736,428	653,959
Property under capital leases, net of amortization	—	789
Deferred income taxes	—	6,105
Other assets	23,744	22,057

TOTAL ASSETS	$1,553,288	$1,443,100

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$—	$15,000
Accounts payable	477,184	414,148
Contingent lease obligations	13,513	45,904
Accrued expenses and other current liabilities	195,744	174,308

Total current liabilities	686,441	649,360
Long-term obligations under capital leases	—	1,410
Noncurrent contingent lease obligations	5,296	51,468
Other noncurrent liabilities	66,161	52,471
Deferred income taxes	20,679	—
Stockholders’ equity	774,711	688,391

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,553,288	$1,443,100

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Twenty-Six Weeks Ended
	August 2, 2003	August 3, 2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$33,233	$58,953
(Gain) loss on contingent lease obligations	(1,236)	2,752
Provision for store closing costs	488	—
Cumulative effect of accounting principle changes	1,253	—
Depreciation and amortization	41,576	35,213
Deferred income taxes	10,559	4,772
Decrease (increase) in merchandise inventories, net of accounts payable	28,222	(40,307)
Decrease in contingent lease obligations	(20,775)	(11,590)
Other	7,967	6,984

Net cash provided by operating activities	101,287	56,777

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(97,320)	(71,796)
Property disposals	32	58

Net cash used in investing activities	(97,288)	(71,738)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing of short-term debt	—	15,000
Repayment of capital lease obligations	—	(127)
Purchase of treasury stock	—	(61,817)
Proceeds from issuance of common stock	514	2,539
Changes in book overdrafts	7,723	1,295

Net cash provided by (used in) financing activities	8,237	(43,110)

Net increase (decrease) in cash and cash equivalents	$12,236	$(58,071)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	As of August 2, 2003, the Company has settled 35 of the 41 House2Home, Inc. (“House2Home”) leases for which it was contingently liable. Five leases were settled in this year’s first quarter and three leases were settled in this year’s second quarter. Based on progress made in settling these leases and an evaluation of its remaining obligations, the Company recorded pretax credits of $0.7 million ($0.4 million after tax, or $.01 per diluted share) in this year’s second quarter and $1.9 million ($1.1 million after tax, or $.02 per diluted share) year-to-date to reduce its contingent lease obligations. Including offsetting interest accretion charges, the Company’s pretax gain on contingent lease obligations was $0.4 million and $1.2 million for the quarter and six months ended August 2, 2003, respectively. Interest accretion charges in the quarter and six months ended August 3, 2002 were $1.3 million and $2.8 million, respectively.

2.	This year’s quarterly and year-to-date losses from discontinued operations consisted of interest accretion charges related to lease obligations for three BJ’s clubs which were closed in November 2002. Losses from discontinued operations for last year represented the operating losses of the three clubs in the periods ended August 3, 2002.

3.	During the first quarter ended May 3, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). The Company recorded a post-tax charge of $1,253,000, or $.02 per diluted share, to reflect the cumulative effect of adopting this accounting principle change as of the beginning of the fiscal year. The effect of this change was to decrease net income by $170,000 in this year’s second quarter and to decrease net income (including the cumulative effect of the accounting change) by $1,587,000, or $.02 per diluted share, year-to-date.

Although last year’s results were not restated, the pro forma amounts shown at the bottom of the statements of income reflect net income and earnings per share as if SFAS No. 143 had been in effect during each period presented.

4.	Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received by a Vendor” (“EITF 02-16”), addresses how a reseller should account for cash consideration received from a vendor. Under this standard, effective for arrangements entered into or modified after December 31, 2002, cash consideration that reimburses costs incurred by the customer to sell the vendor’s products should be characterized as a reduction of those costs. If the cash consideration exceeds the costs being reimbursed, the excess should be characterized as a reduction of cost of sales. Beginning in this year’s first quarter, the Company is classifying any cash consideration in excess of expenses being reimbursed as a reduction of cost of sales. The adoption of the provisions of EITF 02-16 did not result in any changes in the Company’s reported net income, but certain consideration which had been classified as a reduction of selling, general and administrative expenses in prior years is now being recorded as a reduction of cost of sales. This resulted in an increase in SG&A expenses and an offsetting decrease in cost of sales of $4.9 million in this year’s second quarter and $5.0 million in last year’s second quarter, and $8.8 million in the first six months this year versus $9.0 million in last year’s comparable period. As permitted by the transition provisions of EITF 02-16, cost of sales and SG&A expenses in last year’s statement of income have been recast to conform with this year’s presentation.

5.	Certain amounts in the prior year’s financial statements have been reclassified for comparative purposes.